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                                                                     Exhibit 4.7

                          REGISTRATION RIGHTS AGREEMENT

                                                                January 28, 2000

To Each of the Several Persons
named in Annex I hereto:

Dear Sirs:

         This will confirm that in consideration of the acquisition by you (subject to the terms of the Merger Agreement referred to below) of up to an aggregate 653,333 shares (the "Common Shares") of Common Stock, $.001 par value (the "Common Stock"), of Globespan, Inc., a Delaware corporation (the "Company") pursuant to the Agreement and Plan of Merger dated as of January 12, 2000 (the "Merger Agreement") among the Company, FTI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), and Ficon Technology, Inc., a New Jersey corporation ("FTI"), providing for, among other things, the merger (the "Merger") of Sub with and into FTI, and as an inducement to you to consummate the transactions contemplated by the Merger Agreement, the Company hereby covenants and agrees with each of you, and with each subsequent holder of Restricted Stock (as such term is defined herein), as follows:

         1. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

         "COMMISSION" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "COMMON STOCK" shall mean the Common Stock, $.001 par value, of the Company as constituted as of the date of this Agreement, subject to adjustment pursuant to the provisions of Section 9 hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "REGISTRATION EXPENSES" shall mean the expenses so described in Section 7 hereof.


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         "RESTRICTED STOCK" shall mean the Common Shares and any securities issued upon exchange, adjustment or transfer of any of such Common Shares (subject to adjustment pursuant to the provisions of Section 9 hereof), the certificates for which are required to bear the legend set forth in Section 2 hereof.

         "SECURITIES ACT" shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "SELLING EXPENSES" shall mean the expenses so described in Section 7 hereof.

         2. RESTRICTIVE LEGEND. Each certificate representing Common Shares and each certificate issued upon exchange or transfer of any Common Shares (other than in a public sale or as otherwise permitted by the last paragraph of Section 3 hereof) shall be stamped or otherwise imprinted with a legend substantially in the following form:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

         3. NOTICE OF PROPOSED TRANSFER. Prior to any proposed transfer of any Restricted Stock (other than under the circumstances described in Section 4 or 5 hereof), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of the Restricted Stock may be effected without registration under the Securities Act, whereupon the holder of such Restricted Stock shall be entitled to transfer such Restricted Stock in accordance with the terms of its notice. Each certificate for Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, unless (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

         The foregoing restrictions on transferability of Restricted Stock shall terminate as to any particular shares of Restricted Stock (i) when such shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration


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statement concerning such shares or (ii) when such shares are sold or are permitted to be sold by the seller or sellers thereof pursuant to the provisions of Rule 144(k) of the Securities Act. Whenever a holder of Restricted Stock is able to demonstrate to the Company (and its counsel) that the provisions of Rule 144(k) of the Securities Act are available to such holder without limitation, such holder of Restricted Stock shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 2.

         4. FORM S-3 REGISTRATION. Subject to the restrictions on transfer contained in the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement), if the Company shall receive from any holder or holders of Restricted Stock a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to Restricted Stock owned by such holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $1 million, the Company will:

         i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other holders of Restricted Stock; and

         ii) as soon as practicable, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holder's or holders' Restricted Stock as are specified in such request, together with all or such portion of the Restricted Stock of any holder or holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company, PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4 more than once in any 180-day period. Subject to the foregoing, the Company shall file a registration statement covering the Restricted Stock so requested to be registered as soon as practicable after re ceipt of the request or requests of the holders of the Restricted Stock.

         5. INCIDENTAL REGISTRATION. Subject to the restrictions on transfer contained in the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement), if the Company at any time (other than pursuant to Section 4 hereof) proposes to register any of its Common Stock under the Securities Act for sale to the public solely for cash, whether for its own account or for the account of other securityholders or both (except with respect to registration statements on Form S-4 or S-8 or another form not available for registering the Restricted Stock for sale to the public), it will give written notice at such time to all holders of outstanding Restricted Stock of its intention to do so and of the intended method of sale. Upon the written request of any such holder, given within 20 days after receipt of any such notice by the Company, to register any of its Restricted Stock (which request shall state the number of shares of


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Restricted Stock proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through the underwriter in connection with such registration), the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered in accordance with the intended method of sale applicable to the other shares of Common Stock being sold; PROVIDED that nothing herein shall prevent the Company from abandoning or delaying such registration at any time. The number of shares of Restricted Stock to be included in such an underwriting may be reduced PRO RATA among the requesting holders of Restricted Stock based upon the number of shares of Restricted Stock so requested to be registered if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein PROVIDED, HOWEVER, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than (i) the Company and (ii) holders of Common
Stock exercising "demand" registration rights granted to them by the Company.

         If requested by the managing underwriter(s) of an underwritten offering of Common Stock or by the initial purchaser(s) in any offering of Common Stock being resold pursuant to Rule 144A under the Securities Act, the holders of Restricted Stock shall agree (on the same terms applicable to officers and directors of the Company) not to effect any public sale or distribution of any Restricted Stock held by such holders for a period of up to 120 days following, and 15 days prior to, the date of the final prospectus contained in the registration statement filed or of the offering memorandum used in connection with such offering.

         6. REGISTRATION PROCEDURES AND EXPENSES. If and whenever the Company is required by the provisions of Section 4 or 5 hereof to use its best efforts to effect the registration of any of the Restricted Stock under the Securities Act, the Company will use its best efforts to effect the registration as expeditiously as possible and will, as expeditiously as possible:

         (a) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4 hereof, shall be on Form S-3) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

         (b) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission such amendments and sup plements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period


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


    specified in paragraph (a) above and as comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

         (c) furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

         (d) use its best efforts to register or qualify, to the extent required by applicable law, the Restricted Stock covered by such registration statement under the se curities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any jurisdiction);

         (e) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

         (f) use its best efforts (if the offering is underwritten) to furnish, at the request of any seller, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, covering substantially the same matters with respect to the registration statement and prospectus included therein as are customarily covered in opinions of issuer's counsel delivered to the underwriters in comparable underwritten public offerings, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, in form customarily furnished to underwriters in firm commitment underwritten public offerings providing substantially that they are indepen dent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters


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    (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters may reasonably request; and

         (g) make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and permit such seller, attorney, accountant or agent to participate in the preparation of such registration statement.

For purposes of paragraphs (a) and (b) above, the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby or six months after the effective date thereof.

         In connection with each registration hereunder, the selling holders of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

         In connection with each registration pursuant to Sections 4 or 5 hereof covering an underwritten public offering, the Company agrees to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company's size and investment stature, PROVIDED, HOWEVER, that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof and PROVIDED, FURTHER, HOWEVER, that the time and place of the closing under said agreement shall be as mutually agreed upon among the Company, such managing underwriter and the selling holders of Restricted Stock.

         7. EXPENSES. All expenses incurred by the Company in complying with Sections 4 and 5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and reasonable fees and reasonable expenses of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses, are herein called "Registration Expenses". All underwriting discounts, selling commissions applicable to the sale of Restricted Stock and stock transfer taxes are herein called "Selling Expenses".


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         The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Section 4 or 5 hereof. All Selling Expenses in connection with any registration statement filed pursuant to Section 4 or 5 hereof shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such persons other than the Company (except to the extent the Company shall be a seller) as they may agree.

         8. INDEMNIFICATION. In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4 or 5 hereof, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder and each underwriter of Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 4 or 5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information furnished by such seller, such underwriter or such controlling person in writing specifically for use in such registration statement or prospectus and PROVIDED FURTHER, HOWEVER, that if (i) a preliminary prospectus contains an untrue statement, alleged untrue statement, omission or alleged omission that is corrected in the final prospectus and (ii) the seller, under writer(s) or any controlling person delivers the preliminary prospectus containing such untrue statement, alleged untrue statement, omission or alleged omission to the person alleging loss and fails to deliver the final prospectus to such person at or prior to written confirmation of the sale to such person, then the Company will not be liable with respect to any loss, claim, damage or liability incurred by such person arising out of or based upon such untrue statement, alleged untrue statement, omission or alleged omission.

         In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4 or 5 hereof, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses,


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claims, damages or liabilities, joint or several, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 4 or 5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; PROVIDED, FURTHER, HOWEVER, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds (net of underwriting discounts and commissions) received by such seller from the sale of Restricted Stock covered by such registration statement.

         Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement and otherwise to the extent the loss arises from such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; PROVIDED, HOWEVER, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal


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defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

         Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

         If the indemnification provided for in the first two paragraphs of this
Section 8 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the underwriters and the sellers of such Restricted Stock, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under the third paragraph of this
Section 8. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the underwriters and the sellers of such Restricted Stock on the other, and to the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of you agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by PRO RATA allocation (even if all of the sellers of such Restricted Stock were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, the sellers of such Restricted Stock shall not be required to contribute any amount in excess of the amount, if any, by which the total price at which the Common Stock sold by each of them was offered to the public exceeds the amount of


                                        9

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any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

         The indemnification of underwriters provided for in this Section 8 shall be on such other terms and conditions as are at the time customary and reasonably required by such under writers. In that event the indemnification of the sellers of Restricted Stock in such underwriting shall at the sellers' request be modified to conform to such terms and conditions.

         9. CHANGES IN COMMON STOCK. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

         10. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to you as follows:

         (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to considerations of public policy in the case of the indemnification provisions hereof.

         11.  RULE 144 REPORTING. The Company agrees with you as follows:

         (a) The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time during which the Company is subject to such reporting requirements of the Exchange Act.

         (b) The Company shall furnish to each holder of Restricted Stock forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time while it is subject to such reporting requirements), and of the Securities Act and the Exchange Act (at any time while it is subject to such reporting require ments), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as a holder may reasonably request to avail himself of any rule or regulation of the Commission allowing a holder of Restricted Stock to sell any such securities without registration.

         12.  MISCELLANEOUS.

         (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto, including, without limitation, the rights to indemnification under Section 8 hereof, shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, the registration rights conferred herein on the holders of Restricted Stock shall inure to the benefit of any and all subsequent holders from time to time of the Restricted Stock (but only so long as such Restricted Stock remains Restricted Stock).

         (b) So long as Restricted Stock remains subject to this Agreement, the Company will not enter into any merger, consolidation, sale of substantially all of its assets or other transaction in which (i) it is not the surviving entity and (ii) following the consummation of which the Restricted Stock or other securities, if any, issued in exchange therefor remain subject to the restrictions on transfer described in Section 3 hereof, unless the acquiror shall expressly assume by a supplemental agreement, executed and delivered to the remaining holders of Restricted Stock, in form satisfactory to holders of a majority of the Restricted Stock then remaining, the due and punctual performance of every covenant of this Agreement on the part of the Company to be performed and observed with respect to the Restricted Stock after such transaction.

         (c) All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered mail, postage prepaid, addressed as fol lows:

         If to the Company, to:

              GlobeSpan, Inc.
              100 Schulz Drive
              Red Bank, New Jersey   07701
              Telecopy Number: (732) 345-7556
              Attention: President and Chief Executive Officer

         with copies to:

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


              Reboul, MacMurray, Hewitt, Maynard & Kristol
              45 Rockefeller Plaza
              New York, New York 10111
              Telecopy Number: (212) 841-5725
              Attention: William H. Hewitt, Esq.

         If to any holder of Restricted Stock, at their address as set forth in Annex I hereto;

         with a copy to:

              Saiber Schlesinger Satz & Goldstein, LLC
              One Gateway Center
              Newark, New Jersey   07102
              Telecopy Number: (973) 622-3349
              Attention:  John L. Conover, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Restricted Stock) or to the holder of Restricted Stock (in the case of the Company).

         (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

         (e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement may not be modified or amended, and the provisions hereof may not be waived, except in writing signed by each of
    (i) the Company and (ii) persons then holding, in the aggregate, a majority of the Restricted Stock then held by all holders as a whole.

         (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective as to each holder of Restricted Stock upon such holder's execution of a counterpart after execution of a counterpart by the Company.

         Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this Agreement, whereupon this Agreement shall become binding upon the Company and you.


                                  Very truly yours,

                                  GLOBESPAN, INC.

                                  By: /s/ Armando Geday
                                     -----------------------------------------
                                  Title: President and Chief Executive Officer

AGREED TO AND ACCEPTED
as of the date first above written.

    /s/ Vivek Bansal
--------------------------------
        Vivek Bansal

    /s/ Amit Gaur
--------------------------------
        Amit Gaur

    /s/ Ashok Gupta
--------------------------------
        Ashok Gupta

    /s/ Ajay Sharma
--------------------------------
        Ajay Sharma

                                                                         ANNEX I

                                  STOCKHOLDERS

         Vivek Bansal

         Amit Gaur

         Ashok Gupta

         Ajay Sharma